Exhibit 99.1

Contact:

Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com

INTROGEN THERAPEUTICS REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

Results for the Quarter Ended March 31, 2004 in Line with Expectations

AUSTIN, TX, May 11, 2004 – Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today its results for the quarter ended March 31, 2004, reporting progress during these periods in its clinical development programs.

Introgen reported a net loss of $5.4 million, or $0.21 per share, for the quarter ended March 31, 2004. These results compare to a net loss of $5.4 million, or $0.22 per share, for the quarter ended December 31, 2003, and a net loss of $5.4 million, or $0.25 per share, for the comparable prior year quarter ended March 31, 2003.

During the quarter ended March 31, 2004, cash, cash equivalents and short-term investments decreased $5.7 million. At March 31, 2004, Introgen had cash, cash equivalents and short-term investments of $30.7 million.

Revenue was $109,000 for the quarter ended March 31, 2004, compared to revenue of $2,000 for the quarter ended December 31, 2003, and $150,000 for the quarter ended March 31, 2003. Operating expenses were $5.7 million for the quarter ended March 31, 2004, compared to $5.6 million for the quarter ended December 31, 2003, and $5.7 million for the quarter ended March 31, 2003.

Quarterly Conference Call
Introgen has scheduled a conference call to discuss the financial results at 4:30 p.m. EDT today. Interested parties can access a live Internet broadcast at www.introgen.com. For those unable to listen to the broadcast the call will be archived at Introgen’s Website at www.introgen.com in the Investor Relations section.

Introgen is a leading developer of biopharmaceutical products designed to induce therapeutic protein expression using non-integrating gene agents for the treatment of cancer and other diseases. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates a commercial-scale, CGMP manufacturing facility.

Certain statements in this press release that are not strictly historical may be “forward-looking” statements, which are based on current expectations and entail various risks and uncertainties. Such forward-looking statements include, but are not limited to, those relating to Introgen’s future success with its clinical development program for treatment of cancer or other diseases. There can be no assurance that Introgen will be able to commercially develop gene-based drugs, that necessary regulatory approvals will be obtained or that any clinical trials or studies undertaken will be successful or that the proposed treatments will prove to be safe and/or effective. The actual results may differ from those described in this press release due to risks and uncertainties that exist in Introgen’s operations and business environment, including, but without limitation, Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, Introgen’s dependence upon proprietary technology and current competition, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2004. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at www.introgen.com.